EXECUTION VERSION
AMENDMENT NO. 2 TO CREDIT AGREEMENT
This AMENDMENT NO. 2 TO CREDIT AGREEMENT, dated as of January 31, 2019 (this “Second Amendment”), among AF SOLUTIONS HOLDINGS LLC, a Delaware limited liability company (“Holdings”), AGROFRESH INC., an Illinois corporation (the “Borrower”), each 2019 Refinancing Revolving Lender and BANK OF MONTREAL, as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”).
W I T N E S S E T H:
WHEREAS, the Borrower, Holdings, the Administrative Agent and each Lender from time to time party thereto entered into that certain Credit Agreement, dated as of July 31, 2015 (as amended, restated, amended and restated, modified and/or supplemented from time to time through but not including the date hereof, the “Credit Agreement”; capitalized terms not otherwise defined in this Second Amendment have the same meanings assigned thereto in the Credit Agreement);
WHEREAS, pursuant to Section 2.21 of the Credit Agreement, the Borrower wishes to amend the Credit Agreement to enable it to incur Revolver Refinancing Indebtedness in the form of Other Revolving Commitments (the “2019 Refinancing Revolving Facility”; the commitments thereunder, the “2019 Refinancing Revolving Commitment”, and the loans (if any) thereunder, the “2019 Refinancing Revolving Loans”) in an aggregate amount of up to $25,000,000 to (i) prepay in full the principal amount of all Revolving Loans (if any) outstanding on the Second Amendment Effective Date (as defined below), (ii) pay all accrued and unpaid interest with respect to all Revolving Loans (if any) on the Second Amendment Effective Date and (iii) terminate in full the Revolving Commitments existing on the Second Amendment Effective Date (immediately prior to the effectiveness of this Second Amendment) (such existing Revolving Commitments, the “Refinanced Revolving Commitments” and such existing Revolving Loans, the “Refinanced Revolving Loans”);
WHEREAS, pursuant to Section 2.08(c) of the Credit Agreement, immediately after giving effect to the incurrence by the Borrower of 2019 Refinancing Revolving Commitments, the 2019 Refinancing Revolving Commitments shall be automatically and permanently reduced to $12,500,000;
WHEREAS, each Lender that agrees to make available 2019 Refinancing Revolving Commitments will make such 2019 Refinancing Revolving Commitments available to the Borrower on the Second Amendment Effective Date on the terms and conditions set forth herein and in an amount equal to the amount set forth opposite its name on Exhibit A hereto (such Persons, “2019 Refinancing Revolving Lenders”).
WHEREAS, the Borrower intends to utilize the proceeds of the 2019 Refinancing Revolving Commitments (i) to refinance the Refinanced Revolving Commitments, (ii) to prepay in full the principal amount of all Refinanced Revolving Loans outstanding on the Second Amendment Effective Date, (iii) to pay all accrued and unpaid interest with respect to all Refinanced Revolving Loans, (iv) pay all fees and expenses incurred in connection with the foregoing and (v) for general corporate and working capital requirements; and
WHEREAS, the Borrower, the Administrative Agent and the Lenders party hereto wish to amend the Credit Agreement to, among other things, provide for (i) the refinancing in full of the Refinanced Revolving Commitments with the 2019 Refinancing Revolving Commitments, (ii) the modification of the financial covenant set forth in Section 6.10 of the Credit Agreement, (iii) the extension of the Revolving Maturity Date from July 31, 2019 to December 31, 2020 and (iv) certain other modifications to the Credit Agreement to effectuate the transactions contemplated hereby on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
SECTION 1. Rules of Construction. The rules of construction specified in Section 1.03 of the Credit Agreement shall apply, mutatis mutandis, to this Second Amendment, including the terms defined in the preamble and recitals hereto.
SECTION 2.      2019 Refinancing Amendment.
(a)    Subject to the satisfaction (or waiver in writing) of the conditions set forth in Section 5 hereof, in accordance with Section 9.02 of the Credit Agreement, the Credit Agreement is hereby amended as follows:
(i)    Subject to the terms and conditions set forth herein, each 2019 Refinancing Revolving Lender severally agrees to make 2019 Refinancing Revolving Commitments available to the Borrower from the Second Amendment Effective Date in an amount equal to the amount set forth opposite its name on Exhibit A hereto. On the Second Amendment Effective Date, (x) the Refinanced Revolving Commitments will be terminated and replaced with the 2019 Refinancing Revolving Commitments of the 2019 Refinancing Revolving Lenders as set forth on Exhibit A hereto, (y) all outstanding Loan Document Obligations in respect of the Refinanced Revolving Commitments shall have been repaid in full and (z) each Revolving Lender that is not also a 2019 Refinancing Revolving Lender (collectively, the “Terminating Revolving Lenders”) will cease to be a Revolving Lender. Except as expressly provided in this Second Amendment (including as to Applicable Rate and fees), the 2019 Refinancing Revolving Commitments shall be on terms identical to the Refinanced Revolving Commitments (including as to Guarantees, Collateral (and ranking) and payment priority).
(ii)    Each 2019 Refinancing Revolving Lender and the Administrative Agent acknowledge that all notice requirements set forth in the Credit Agreement with respect to the refinancing contemplated by this Second Amendment have been satisfied and that this Second Amendment constitutes a Refinancing Amendment in accordance with Section 2.21 of the Credit Agreement.
(iii)    Promptly following the Second Amendment Effective Date, all Notes, if any, evidencing the Refinanced Revolving Commitments shall be cancelled and returned to the Borrower, and any 2019 Refinancing Revolving Lender may request that its 2019 Refinancing Revolving Commitment be evidenced by a note pursuant to Section 2.09(e) of the Credit Agreement.
(iv)    On the Second Amendment Effective Date (after giving effect to this Section 2 of this Second Amendment), the aggregate amount of the 2019 Refinancing Revolving Commitments shall be $25,000,000.
(v)    The Borrower hereby acknowledges and agrees that (x) it shall be liable for all Loan Document Obligations with respect to the 2019 Refinancing Revolving Commitments incurred pursuant to this Second Amendment and (y) all such Loan Document Obligations shall be entitled to the benefits of the Security Documents and the Guarantee Agreement.
(b)    Subject to the satisfaction (or waiver in writing) of the conditions set forth in Section 5 hereof (immediately after giving effect to the incurrence of the 2019 Refinancing Revolving Commitments), in accordance with Section 9.02 of the Credit Agreement, the Credit Agreement is hereby amended as follows:
(i)    Section 1.01 of the Credit Agreement is hereby amended by:
(A)    inserting the following definitions in the appropriate alphabetical order:
““2019 Refinancing Revolving Commitments” shall have the meaning specified in the Second Amendment.”
““2019 Refinancing Revolving Lender” shall have the meaning specified in the Second Amendment.”
““2019 Refinancing Revolving Loans” shall have the meaning specified in the Second Amendment.”
““Refinanced Revolving Commitments” shall have the meaning specified in the Second Amendment.”
““Second Amendment” shall mean Amendment No. 2 to Credit Agreement, dated as of January 31, 2019, among the Borrower, Holdings, each 2019 Refinancing Revolving Lender and BMO, as the Administrative Agent.”
““Second Amendment Effective Date” shall have the meaning specified in the Second Amendment.”
(B)    amending the definition of “Revolving Maturity Date” by deleting the reference to “July 31, 2019” appearing therein and inserting “December 31, 2020” in lieu thereof.
(ii)    Section 2.08(c) of the Credit Agreement is hereby amended by deleting Section 2.08(c) in its entirety and inserting the new Section 2.08(c) in lieu thereof:
“(c)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to (or, in the case of the termination of the 2019 Refinancing Revolving Commitments on the Second Amendment Effective Date, on the same Business Day as) the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date of termination) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.”
(iii)    Section 6.10 of the Credit Agreement is hereby amended by deleting Section 6.10 in its entirety and inserting the following new Section 6.10 in lieu thereof:
“SECTION 6.10    Senior Secured Net Leverage Ratio. Solely with respect to the Revolving Facility and as of the last day of any fiscal quarter (commencing with the fiscal quarter ending December 31, 2018), the Borrower will not permit the Senior Secured Net Leverage Ratio to exceed the ratio set forth below applicable to such fiscal quarter; provided, that the provisions of this Section 6.10 shall not apply if no Revolving Exposure is outstanding as of the last day of such fiscal quarter other than (x) LC Exposures equal to or less than $5,000,000 in the aggregate and (y) Letters of Credit that have been cash collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank:

Period During Which the Fiscal Quarter Is Ending	Senior Secured Net Leverage Ratio
December 31, 2018 to March 31, 2019	6.25 to 1.00
June 30, 2019 to September 30, 2019	6.00 to 1.00
December 31, 2019 and thereafter	5.50 to 1.00

SECTION 3.     Reduction of 2019 Refinancing Revolving Commitments.
(a)    Pursuant to Section 2.08 of the Credit Agreement (as in effect immediately after giving effect to this Second Amendment), the Borrower hereby notifies the Administrative Agent of its election to permanently reduce the 2019 Refinancing Revolving Commitments from $25,000,000 to $12,500,000. The Borrower hereby confirms that such permanent reduction in the 2019 Refinancing Revolving Commitments shall be effective on the Second Amendment Effective Date (immediately after the occurrence thereof).
(b)    The Credit Agreement is hereby amended by deleting Schedule 2.01 thereof and replacing it with a new Schedule 2.01 attached hereto as Exhibit B.
SECTION 4.     Issuing Bank and Outstanding Letters of Credit.
(a)    BMO hereby agrees to continue to act as the Issuing Bank under the Credit Agreement (as amended by this Second Amendment) and that all Letters of Credit outstanding on, and immediately prior to, the Second Amendment Effective Date, as set forth in Exhibit C hereto, shall be reallocated and deemed to be outstanding under the 2019 Refinancing Revolving Facility.
SECTION 5.     Conditions to Effectiveness of this Second Amendment. This Amendment shall become effective (the “Second Amendment Effective Date”) immediately when the following conditions shall have been satisfied (or waived, which waiver may be concurrent with the satisfaction of the other conditions specified below):
(a)    The Borrower, Holdings, the Administrative Agent and each 2019 Refinancing Revolving Lender shall have signed a counterpart hereof (whether the same or different counterparts).
(b)    The Administrative Agent shall have received a written legal opinion (addressed to the Administrative Agent, the Collateral Agent and each of the Lenders) of Mayer Brown LLP, counsel to the Loan Parties, dated the Second Amendment Effective Date, in form and substance reasonably satisfactory to the Administrative Agent.
(c)    The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower, dated the Second Amendment Effective Date, certifying that the conditions in Sections 4(h) and 4(i) of this Second Amendment and those set forth in Section 2.21 of the Credit Agreement have been satisfied as of the Second Amendment Effective Date.
(d)    The Administrative Agent shall have received a certificate of a Responsible Officer of each Loan Party attaching a copy of (i) each Organizational Document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) signature and incumbency certificates of the Responsible Officers of each Loan Party executing this Second Amendment to which it is a party, (iii) resolutions of the Board of Directors and/or similar governing bodies of each Loan Party approving and authorizing the execution, delivery and performance of this Second Amendment or any other document delivered in connection herewith to which it is a party, certified as of the Second Amendment Effective Date by its secretary, an assistant secretary or a Responsible Officer as being in full force and effect without modification or amendment, and (iv) a good standing certificate (to the extent such concept exists) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation; provided that in the case of immediately preceding clauses (i) and (ii), such documents shall not be required to be delivered if such certificate includes a certification by such officer that the applicable Organizational Documents or resolutions delivered to the Administrative Agent in connection with the Effective Date remain in full force and effect and have not been amended, modified, revoked or rescinded since the Effective Date.
(e)    The Administrative Agent shall have received a solvency certificate, substantially in the form of Exhibit E-2 of the Credit Agreement, from the chief financial officer or chief accounting officer or other officer with equivalent duties of the Borrower certifying as to the solvency of the Borrower and its Subsidiaries on a consolidated basis after giving effect to this Second Amendment.
(f)    The Borrower shall have paid to the Administrative Agent for the ratable benefit of each 2019 Refinancing Revolving Lender, an upfront fee in an amount equal to 0.15% of the aggregate amount of the 2019 Refinancing Revolving Commitments (after giving effect to the reduction on the Second Amendment Date pursuant to Section 3(a) hereof) held by such 2019 Refinancing Revolving Lender on the Second Amendment Effective Date (which for the avoidance of doubt shall be $12,500,000), with each such payment to be earned by, and payable to, each such Lender on the Second Amendment Effective Date.
(g)    On the Second Amendment Effective Date, the Administrative Agent shall have received all fees and other amounts previously agreed in writing by the Borrower to be due and payable on or prior to the Second Amendment Effective Date (including reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid pursuant to Section 9.03(a) of the Credit Agreement); provided that the Borrower shall have been notified of any such amounts due by the Administrative Agent two (2) Business Days before the Second Amendment Effective Date.
(h)    Immediately before and after giving effect to this Second Amendment, all of the representations and warranties of each Loan Party contained in this Second Amendment and in the other Loan Documents (as amended by this Second Amendment) are true and correct in all material respects at such time; provided that, to the extent that such representations and warranties specifically refer to an earlier date, such representations and warranties shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such credit extension or on such earlier date, as the case may be.
(i)    Immediately before and after giving effect to this Second Amendment, no Default or Event of Default has occurred and be continuing.
(j)    Concurrently with the incurrence of the 2019 Refinancing Revolving Commitments, the Borrower shall have paid to the Administrative Agent for the account of each Revolving Lender with outstanding Revolving Loans (if any) on, and immediately prior to, the Second Amendment Effective Date, all accrued but unpaid interest owing with respect to such Revolving Loans to but not including the Second Amendment Effective Date.
(k)    Concurrently with the incurrence of the 2019 Refinancing Revolving Commitments, the Borrower shall have paid (i) to the Administrative Agent (for the account of the Revolving Lenders), all accrued and unpaid commitment fees owing with respect to the Refinanced Revolving Commitments, (ii) to the Administrative Agent (for the ratable account of the Issuing Bank), all accrued and unpaid fronting fees owing with respect to any Letters of Credit issued and outstanding on the Second Amendment Effective Date and (iii) to the Administrative Agent (for the ratable account of the Revolving Lenders), all accrued and unpaid Letter of Credit participation fees owing with respect to Letters of Credit issued and outstanding on the Second Amendment Effective Date, in each case, to but not including the Second Amendment Effective Date.
(l)    Concurrently with the incurrence of the 2019 Refinancing Revolving Commitments and the funding of the 2019 Refinancing Revolving Loans (if any), the Refinanced Revolving Commitments shall have been terminated.
SECTION 1.     Representations and Warranties. To induce the other parties hereto to enter into this Second Amendment, the Borrower and each other Loan Party party hereto represents and warrants to each other party hereto that, as of the Second Amendment Effective Date:
a.This Amendment has been duly authorized by all necessary corporate or other organizational action and, if required, action by the holders of such Loan Party’s Equity Interests. This Amendment has been duly executed and delivered by them and each of this Second Amendment and the Credit Agreement (as amended by this Second Amendment) constitutes a legal, legal, valid and binding obligation of Holdings, the Borrower or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and implied covenants of good faith and fair dealing.
b.The execution, delivery and performance by each Loan Party party hereto of this Second Amendment will not conflict with or contravene the terms of the Credit Agreement as amended by this Second Amendment or any other Loan Document.
SECTION 2.     Limited Amendment. Each of the Loan Parties party hereto hereby agrees that with respect to each Loan Document to which it is a party, after giving effect to this Second Amendment, this Second Amendment is limited to the matters specified herein and shall not constitute a modification, acceptance or waiver of any other provision of the Credit Agreement or any other Loan Document.
SECTION 3.     Reaffirmation.
a.To induce the Lenders party hereto and the Administrative Agent to enter into this Second Amendment, each Loan Party party hereto hereby acknowledges and reaffirms its obligations under each Loan Document (including the Credit Agreement as amended by this Second Amendment) to which it is a party, including, without limitation, any grant, pledge or collateral assignment of a Lien or security interest, as applicable, contained therein, in each case, as amended, restated, supplemented or otherwise modified prior to or as of the date hereof. The Borrower acknowledges and agrees that each of the Loan Documents to which it is a party or otherwise bound shall continue in full force and effect, that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Second Amendment.
b.In furtherance of the foregoing Section 8(a), each Loan Party party hereto, in its capacity as a Guarantor under any Guarantee Agreement to which it is a party (in such capacity, each a “Reaffirming Loan Guarantor”), reaffirms its guarantee of the Obligations under the terms and conditions of such Guarantee Agreement and agrees that such Guarantee Agreement remains in full force and effect to the extent set forth in such Guarantee Agreement and after giving effect to this Second Amendment. Each Reaffirming Loan Guarantor hereby (i) confirms that each Loan Document to which it is a party or is otherwise bound will continue to guarantee to the fullest extent possible in accordance with the Loan Documents, the payment and performance of the Obligations, including without limitation the payment and performance of all such applicable Obligations that are joint and several obligations of each Guarantor now or hereafter existing; (ii) acknowledges and agrees that its Guarantee and each of the Loan Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Second Amendment; and (iii) acknowledges, agrees and warrants for the benefit of the Administrative Agent, each other Agent and each Secured Party that there are no rights of set-off or counterclaim, nor any defenses of any kind, whether legal, equitable or otherwise, that would enable such Reaffirming Loan Guarantor to avoid or delay timely performance of its obligations under the Loan Documents.
c.In furtherance of the foregoing Section 8(a), each of the Loan Parties party hereto that is party to any Security Document, in its capacity as a Grantor (as defined in such Security Document) under such Security Document (in such capacity, each a “Reaffirming Grantor”), hereby acknowledges that it has reviewed and consents to the terms and conditions of this Second Amendment and the transactions contemplated hereby. In addition, each Reaffirming Grantor reaffirms the security interests granted by such Reaffirming Grantor under the terms and conditions of the Security Agreement and each other Loan Document (in each case, to the extent a party thereto) to secure the Obligations and agrees that such security interests remain in full force and effect. Each Reaffirming Grantor hereby (i) confirms that each Security Document to which it is a party or is otherwise bound and all Collateral encumbered thereby will continue to secure, to the fullest extent possible in accordance with the Security Documents, the payment and performance of the Obligations, as the case may be, including without limitation the payment and performance of all such applicable Obligations that are joint and several obligations of each Guarantor and Grantor now or hereafter existing, (ii) confirms its respective grant to the Administrative Agent for the benefit of the Secured Parties of the security interest in and continuing Lien on all of such Grantor’s right, title and interest in, to and under all Collateral, in each case, whether now owned or existing or hereafter acquired or arising and wherever located, as collateral security for the prompt and complete payment and performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all applicable Obligations (including all such Obligations as amended, reaffirmed and/or increased pursuant to this Second Amendment), subject to the terms contained in the applicable Loan Documents, and (iii) confirms its respective pledges, grants of security interests and other obligations, as applicable, under and subject to the terms of each of the Security Documents to which it is a party.
SECTION 4.     Reference to and Effect on the Credit Agreement and the other Loan Documents.
(a)    On and after the Second Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended by this Second Amendment.
(b)    The Credit Agreement and each of the other Loan Documents, as specifically amended by this Second Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.
(c)    The execution, delivery and effectiveness of this Second Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.
(d)    On and after the effectiveness of this Second Amendment, this Second Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.
(e)    On and after the Second Amendment Effective Date, for purposes of the Credit Agreement and the other Loan Documents, (i) the 2019 Refinancing Revolving Commitments shall constitute “Revolving Commitments”, “Other Revolving Commitments”, “Revolving Refinancing Indebtedness” and the “Revolving Facility” and (ii) the 2019 Refinancing Revolving Lenders shall constitute “Revolving Lenders” and “Lenders” and (iii) each 2019 Refinancing Revolving Loan shall constitute a “Loan” and “Revolving Loans”.
SECTION 5.     Costs and Expenses. The Borrower hereby agrees to pay and reimburse the Administrative Agent for its reasonable and documented out-of-pocket expenses in connection with the negotiation, preparation, arrangement and execution and delivery of this Second Amendment, including without limitation, the reasonable fees, charges and disbursements of one counsel for the Administrative Agent, all in accordance with the terms and conditions of Section 9.03 of the Credit Agreement.
SECTION 6.     Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart of a signature page to this Second Amendment by facsimile or other electronic transmission (i.e. a “PDF” or “TIF”) shall be effective as delivery of a manually executed counterpart hereof.
SECTION 7.     Severability. Section 9.07 of the Credit Agreement is incorporated by reference herein as if such Section appeared herein, mutatis mutandis.
SECTION 8.     Governing Law; Submission to Jurisdiction; Waiver of Jury Trial, Etc. This Amendment shall be governed by, and construed in accordance with, the law of the State of New York. Section 9.09(b), (c) and (d) and Section 9.10 of the Credit Agreement are incorporated by reference herein as if such Sections appear herein, mutatis mutandis.
SECTION 9.     Headings. The headings of this Second Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.
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IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

AGROFRESH INC., as the Borrower

By:    /s/ Graham Miao
    Name: Graham Miao
    Title: Chief Financial Officer

AF SOLUTIONS HOLDINGS LLC, as Holdings
By: AgroFresh Solutions Inc., its Managing Member

By:    /s/ Jordi Ferre
    Name: Jordi Ferre
    Title: Chief Executive Officer

BANK OF MONTREAL, as the Administrative Agent and the 2019 Refinancing Revolving Lender

By:    /s/ Thomas Hasenauer
    Name: Thomas Hasenauer
    Title: Director

Exhibit A
2019 Refinancing Revolving Commitments

2019 Refinancing Revolving Lender	2019 Refinancing Revolving Commitment
Bank of Montreal	$25,000,000.00
Total	$25,000,000.00
Exhibit B

Schedule 2.01

Term Lender	Term Loans
[REDACTED]	$[REDACTED]
Total	$425,000,000.00

Revolving Lender	Revolving Commitment
Bank of Montreal	$12,500,000.00
Total	$12,500,000.00

Exhibit C

Outstanding Letters of Credit

Letter of Credit HACH488178OS	Amount $525,000.00	Issuance Date December 18, 2015	Expiry Date February 28, 2019
HACH500528OS	$32,250.00	January 4, 2018	January 3, 2020